Exhibit 99.1
MARTIN MIDSTEAM PARTNERS L.P. TAX REPORTING PACAKGES
NOW AVAILABLE ON-LINE
KILGORE, Texas, Mar 3, 2010 (GlobeNewswire via COMTEX News Network) — Martin Midstream Partners L.P. (Nasdaq:MMLP) announced today that its 2009 Investor Tax Reporting Packages are now available on-line via the partnership’s website: www.martinmidstream.com under the Investor Relations tab.
For 2009, you can access your Schedule K-1 containing information for income tax return preparation as well as download your information into certain compatible tax preparation software. Unitholders will also find answers to certain frequently asked questions in this package. Finally, should investors have questions or concerns regarding their tax package, our Investor Response Service Center is available at 1-888-334-7473.
Unitholders can also expect to receive traditional paper copies of the Tax Reporting Package beginning March 5, 2010 via standard mail.
About Martin Midstream Partners L.P. (Nasdaq:MMLP)
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com, or
Joe McCreery
Vice President — Finance & Head of Investor Relations
Martin Midstream Partners L.P.
Phone: (903) 812-7989
joe.mccreery@martinmlp.com